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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated January 31, 1995, except the "Basis of Presentation and Description of Business" and "Earnings per Share" paragraphs in Note 1, which are as of June 30, 1997, relating to the financial statements of LIFE Financial Corporation for the year ended December 31, 1994, which appears in such Prospectus. We also consent to the references to us under the heading "Experts" in such Prospectus.

/s/ Price Waterhouse LLP
Price Waterhouse LLP

Los Angeles, California
December 1, 1997